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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [X] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                            Simpson Industries, Inc.
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                (Name of Registrant as Specified in Its Charter)
                            Simpson Industries, Inc.
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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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[SIMPSON INDUSTRIES LOGO]
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                                                             47603 Halyard Drive
                                                         Plymouth, MI 48170-2429

April 7, 2000

Dear Fellow Shareholder:

Over the past few weeks we have written you about your vote at the upcoming Annual Meeting. You have probably heard from MMI as well. We regret any inconvenience these multiple mailings and calls may have caused you, but we believe that the risks to shareholders posed by John Dyson's proxy campaign require us to ensure that you are well informed.

You have been given a lot of information to digest, and I am writing in hopes of simplifying matters a bit. There is really only one issue before you:

WILL MMI'S PLAN TO THROW THE COMPANY UP FOR AUCTION RESULT IN THE BEST RETURN ON YOUR SIMPSON INVESTMENT? IN YOUR BOARD OF DIRECTORS' UNANIMOUS OPINION,

                                 ABSOLUTELY NOT!

The Simpson Board is composed of knowledgeable, intelligent and successful individuals, who concluded--after careful consideration and consultation with independent financial advisors--that your interests would not be served by putting Simpson up for sale in a public auction process as suggested by MMI. The auto supplier industry is currently undervalued. According to published reports, the March 21, 2000 average P/E for the auto-supplier industry was 8.8, compared to industry-wide P/E's of 14.9 for aerospace companies, 18.6 for financial businesses and 21.8 for food makers.

We are convinced that the price realized in any sale of Simpson at this time would be seriously impacted by both this industry-wide undervaluation and the consequent inability of any strategic acquirer to use its shares as currency to pay an optimal premium.

WELL RESPECTED SECURITIES ANALYSTS AGREE WITH YOUR BOARD.

Greg Salchow, who follows the industry for Raymond James & Co., was quoted on March 27th as saying that MMI's proxy solicitation and proposal "accomplish nothing." Regarding the MMI proposal to sell the Company, he noted that "MMI has not presented a viable plan, given the calculations in this sector, (and) I do not believe this to be a realistic prospect."

According to industry reports, another analyst was critical of the MMI plan and of the opinion that "MMI just wanted to boost up the stock and then get out."


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We urge you to vote to protect your investment against MMI's ill-conceived, unrealistic and irresponsible attempt to use Simpson for a quick profit. Be assured that the Simpson Board will continue to explore every reasonable opportunity to enhance the value of your investment. Vote against the MMI shareholder proposal and FOR the Board's nominees for election as directors. Please vote your White Proxy card today.

Thank you for your attention and continuing support.

On behalf of the Board of Directors,


/s/ Roy E. Parrott

Roy E. Parrott
Chairman and
Chief Executive Officer

                                    CAUTION!

                  DO NOT RETURN ANY BLUE MMI PROXY YOU RECEIVE.

    Returning an MMI proxy, even in protest and voting against their handpicked nominees and misguided proposal, will cancel out any earlier WHITE proxy you sent in. We therefore ask that you simply discard any BLUE cards you receive.

                        ATTENTION "STREET-NAME" HOLDERS:
                                    IMPORTANT

      IF YOUR SHARES ARE HELD FOR YOUR ACCOUNT BY YOUR BROKER OR BANK, ONLY THEY CAN VOTE THEM AND THEY MUST HAVE YOUR INSTRUCTIONS TO DO SO.

 Since this is a contested election, your broker cannot vote your shares without your instructions. Please sign, date and return your WHITE proxy card today. If you do not return your card, your shares will not be voted.

 If you have any questions, or need assistance in voting your shares, please contact our proxy solicitor:

                       Innisfree M&A Incorporated

                         Toll Free:888-750-5834